Exhibit 11

ALFA CORPORATION

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The following computations set forth the calculation of basic and diluted net income per common share and common share equivalents for the nine-month and three-month periods ended September 30, 2004 and 2003:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2004	2003	2004	2003
Net income	$66,763,267	$56,698,505	$20,720,249	$18,781,056

Weighted average number of common shares outstanding	80,024,581	79,645,126	79,938,616	79,991,986

Net income per common share - Basic	$0.83	$0.71	$0.26	$0.23

	Nine Months Ended September 30,		Three Months Ended September 30,
	2004	2003	2004	2003
Net income	$66,763,267	$56,698,505	$20,720,249	$18,781,056

Weighted average number of common shares outstanding	80,024,581	79,645,126	79,938,616	79,991,986

Common share equivalents resulting from:
Dilutive stock options	501,422	596,708	458,736	595,739

Adjusted weighted average number of common and common equivalent shares outstanding	80,526,003	80,241,834	80,397,352	80,587,725

Net income per common share - Diluted	$0.83	$0.71	$0.26	$0.23